Exhibit 99.9

350 NORTH 5TH STREET, SUITE 1000
MINNEAPOLIS, MN 55401
P 800 747-3924
Piper Sandler & Co.
Since 1895. Member SIPC and NYSE.

CONSENT OF PIPER SANDLER & CO.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Indivior Pharmaceuticals, Inc. (“Indivior”) as an Annex to the Joint Proxy Statement/Prospectus relating to the proposed transaction between Indivior and Supernus Pharmaceuticals, Inc. contained in Amendment No. 1 to the Registration Statement on Form S-4 (“Amendment No. 1 to the Registration Statement”), as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion in such Joint Proxy Statement/Prospectus and Amendment No. 1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Joint Proxy Statement/Prospectus and Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Piper Sandler & Co.
Piper Sandler & Co.
New York, New York

September 9, 2026